UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 18, 2018

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 272-6269

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2018, the Compensation Committee of the Board of Directors of Adverum Biotechnologies, Inc. approved the following changes to the compensation for Leone Patterson in connection with her promotion to President and Chief Executive Officer of Adverum:

1.    Increased her annual base compensation to $515,000 per year, and terminated the retention bonus payments for her service as interim Chief Executive Officer of $75,000 per quarter, in both cases effective January 1, 2019;

2.    Increased her annual target bonus to 55% of base salary (for 2018 only for the portion of the year she served as Interim Chief Executive Officer or Chief Executive Officer, which base salary shall be deemed to include retention bonuses for that portion of the year);

3.    Granted her an option to purchase 150,000 shares of Adverum’s common stock, vesting as to 25% of the shares one year after the date of grant and monthly thereafter over the next three years, with an exercise price per share equal to the closing sales price of a share of Adverum’s common stock on the date of grant; and

4.    Approved entering into a new severance agreement with Ms. Patterson providing for: (a) the payment of 12 months base salary and benefits continuation in the event Adverum terminates Ms. Patterson’s employment other than for cause (as defined in the agreement) not in connection with a change in control of Adverum; and (b) the payment of 18 months base salary and benefits continuation, payment of annual target bonus, and full acceleration of vesting of equity awards, in the event Adverum terminates Ms. Patterson’s employment other than for cause (as defined in the agreement) in connection with a change in control of Adverum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: October 24, 2018	By:	/s/ Leone Patterson
Leone Patterson, President, Chief Executive Officer and Chief Financial Officer